Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in The Huntington Funds’ Statement of Additional Information dated April 30, 2015 on Form N-1A (which includes the Huntington Money Market Fund and Huntington U.S. Treasury Money Market Fund), which was filed with the Securities and Exchange Commission in Post-Effective Amendment No. 107 (File No. 33-11095), and is incorporated by reference in the Statement of Additional Information included in this Registration Statement on Form N-14 of Federated Prime Cash Obligations Fund and Federated Treasury Obligations Fund, each a portfolio of Money Market Obligations Trust.

We further consent to the reference to our firm under the caption “Financial Highlights” included in the Prospectus/Proxy Statement and the incorporation by reference of our report dated February 26, 2015 on the financial statements and financial highlights of the Huntington Money Market Fund and Huntington U.S. Treasury Money Market Fund included in The Huntington Funds’ Annual Report to Shareholders for the year ended December 31, 2014 which is also incorporated by reference in the Statement of Additional Information and Prospectus/Proxy Statement, included in this Registration Statement on Form N-14 of Federated Prime Cash Obligations Fund and Federated Treasury Obligations Fund, each a portfolio of Money Market Obligations Trust.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

September 3, 2015